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                                                            Exhibit 10.16

                                  CSX CORPORATION

                   Senior Management Incentive Compensation Plan

1.       Purpose

         The purpose of the Senior Management Incentive Compensation Plan (SMICP) is to encourage senior management of CSX Corporation and its subsidiary companies to achieve and exceed planned financial goals so as to increase shareholder value.

         The SMICP shall be effective as of January 1, 1994. It is intended that awards under the SMICP generally will be treated as qualified performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986 related to the deductibility of executive compensation.

2.       Definitions

         Whenever the following words are used in the SMICP, they shall have the meaning set forth below:

         "Base Salary": The term base salary means a Covered Employee's annual base salary as of the beginning of the Plan Year, exclusive of any incentive or stock-based compensation.

         "Board of Directors": The term Board of Directors or Board means the Board of Directors of CSX Corporation.

         "Cause": The term Cause means (a) an act or acts of personal dishonesty of a Covered Employee intended to result in substantial personal enrichment of the Covered Employee at the expense of the Company or any of its subsidiaries, (b) violation of the management responsibilities by the Covered Employee which is demonstrably willful and deliberate on the Covered Employee's part and which are not remedied in a reasonable period of time after receipt of written notice from the Company or any of its subsidiaries, or (c) the conviction of the Covered Employee of a felony involving moral turpitude.

         "Code": The term Code means the Internal Revenue Code of 1986, as amended.

         "Committee": The term Committee means a committee comprised solely of outside directors within the meaning of Section 162(m) of the Code, appointed from time to time by the Board of Directors to administer the Plan.

         "Company": The term Company means CSX Corporation and/or its subsidiary companies.

         "Cost of Capital" (COC): The term Cost of Capital (COC) means the cost to the Company of securing funds and shall be determined by the weighted cost of debt and equity within the Company's capital structure.


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         "Covered Employee": The term Covered Employee means the chief executive officer of the Company or any other individual who is among the four
(4) highest compensated officers or who is otherwise a "covered employee" within the meaning of Section 162(m) of the Code, as determined by the Committee.

         "Disability": The term Disability means long-term disability as determined under the Company's Salary Continuance and Long-Term Disability Plan.

         "Plan Year": The term Plan Year means the annual accounting period for the Company.

         "Retirement": The term Retirement means termination of employment with immediate commencement of retirement benefits under the Company's pension plan.

         "Return On Invested Capital" (ROIC): The term Return On Invested Capital (ROIC) means for the Company or any business unit its Results of Operations divided by its Capital. These values are defined as follows:

         a. "Results of Operations": The term Results of Operations means operating income, adjusted for special charges and increased by the interest portion of lease payments, plus other income exclusive of interest income, less the related cash income taxes.

         b. "Capital": The term Capital means short- and long-term debt, the present value of all leases with a term exceeding one year, and factored accounts receivable, plus shareholders' equity adjusted for special charges and accounting changes, and any other debt or equity instruments, less cash, cash equivalents, and short-term investments.

         The ROIC calculation excludes any non-routine one-of-a-kind gains or losses, including gains or losses which result from a change in accounting.

3.       Administration

         The Committee shall be responsible for administering the SMICP and shall have the power to construe and to interpret the SMICP. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Committee may deem appropriate and that are not inconsistent with the intent of the SMICP. A decision of the Committee shall be final and conclusive on all persons, except to the extent otherwise provided by law.

         Prior to the beginning of each Plan Year, (or in the case of the 1994 Plan Year, prior to April 1, 1994), the Committee shall:

         a.  determine the Covered Employees for the Plan Year;

         b. establish four specific ROIC Levels, each of which shall be expressed as a percentage of the Company's Cost of Capital for the Plan Year; and
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         c.  establish the award opportunity at each specific ROIC Level, expressed as a percentage of base salary at the beginning of the Plan Year, for each Covered Employee. Award opportunities shall be interpolated for performance which falls between the ROIC Levels. Furthermore, if a business unit exceeds all performance objectives established by the Committee, the calculated award payable to the Covered Employee will be increased by the percentage that the business unit exceeds the highest ROIC Level, however, such increase shall not exceed 25 percent of the calculated award.


         Notwithstanding the above, the maximum per person award opportunity under the SMICP shall be 150 percent of Base Salary at the beginning of the Plan Year.

         At the conclusion of the Plan Year, in accordance with Section 162(m)(4)(C)(iii) of the Code, prior to the payment of any award under the SMICP, the Committee shall certify in the Committee's internal meeting minutes the attainment of the financial objectives for the Plan Year and the calculation of the award. Awards generally shall be reviewed and approved by the Committee during the first Board of Directors meeting held after the end of the Plan Year. Once initial shareholder approval of the material terms of the performance criteria is obtained, no shareholder action shall be required for awards made under the SMICP unless such criteria are changed or such action is required under Section 162(m) of the Code.

         A Covered Employee's calculated award may be reduced or eliminated at the discretion of the Committee. In the event the Committee reduces an award otherwise payable to a Covered Employee for a Plan Year, the amount of such reduction shall not be paid to other Covered Employees.

         The existence of the SMICP does not constitute a contract for continued employment between a Covered Employee and the Company. The Company reserves the right to terminate a Covered Employee for any reason and at any time notwithstanding the existence of the SMICP.

         If the employment of a Covered Employee is terminated during the Plan Year due to Retirement, Disability, or death, or is involuntarily terminated for reasons other than Cause, any award payable under this SMICP will be prorated for the number of full months during which the Covered Employee was actively employed during the Plan Year. If employment terminates for any other reason during the Plan Year, no award will be payable under the SMICP.

4.       Shareholder Approval

         Notwithstanding any of the foregoing, no awards will be paid under the SMICP unless the material terms of the performance criteria have been disclosed to the shareholders and subsequently approved by a vote of the shareholders of the Company. Once the material terms of the performance criteria are disclosed to and approved by shareholders, no additional disclosure or approval is required until such time as the Committee changes the material terms of the performance criteria, or until otherwise required by
Section 162(m) of the Code.


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         The SMICP may be amended or terminated by action of the Committee, approved by the Company's Board of Directors, except insofar as approval by the Company's shareholders may be required pursuant to Section 162(m)
(4)(C)(i) of the Code.



















































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